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                                                                    Exhibit 99.2


                      RISKS RELATED TO THE EXCHANGE OFFER

YOUR INVESTMENT IN SHARES OF IMS HEALTH COMMON STOCK WILL BE SUBJECT TO DIFFERENT RISKS AFTER THE EXCHANGE OFFER REGARDLESS OF WHETHER YOU ELECT TO PARTICIPATE IN THE OFFER.

     Your investment will be subject to different risks as a result of the exchange offer, regardless of whether you tender all, some or none of your shares of IMS Health common stock.

     - If you exchange all your IMS Health shares, you will no longer have an interest in IMS Health, but instead will have an interest in Cognizant. As a result, your investment will be subject to risks associated with Cognizant and not risks associated with IMS Health.

     - If you exchange some, but not all, of your IMS Health shares, your interest in IMS Health will diminish, depending on the number of your shares that are accepted for exchange, while your direct interest in Cognizant may increase. As a result, your investment will be subject to risks associated with IMS Health and Cognizant.

     - If you do not exchange any of your IMS Health shares your interest in IMS Health will increase, on a percentage basis, while your indirect interest in Cognizant will decrease or be eliminated. As a result, your investment will be subject to risks associated with IMS Health and not risks associated with Cognizant, except to the extent we do not distribute all our Cognizant shares.

YOU MAY NOT RECEIVE A PREMIUM FOR THE SHARES OF IMS HEALTH COMMON STOCK YOU TENDER IN THE EXCHANGE OFFER.

     The amount of the premium, if any, that you will receive if you participate in the exchange offer will depend on the relative prices for shares of IMS Health common stock and shares of Cognizant class A common stock on the completion of the exchange offer. A number of factors may influence the market prices of our and Cognizant's shares. We cannot predict what the amount of the actual premium will be at the time of the exchange or whether, in fact, there will be a premium at all. Changes in the prices of shares of IMS Health common stock or shares of Cognizant class A common stock over time may also affect your ability to realize any premium through sales in the market.

THE HISTORICAL FINANCIAL INFORMATION OF IMS HEALTH AND COGNIZANT MAY NOT BE INDICATIVE OF THEIR RESULTS AS SEPARATE COMPANIES.

     The historical financial information of IMS Health and Cognizant presented in this document may not necessarily reflect what the results of operations, financial condition and cash flows of each would have been had the companies been separate, stand-alone entities pursuing independent strategies during the periods presented. As a result, historical financial information is not necessarily indicative of future results of operations, financial condition and cash flows of either IMS Health or Cognizant.

THE PRIOR PERFORMANCE OF IMS HEALTH AND COGNIZANT COMMON STOCK MAY NOT BE INDICATIVE OF THE PERFORMANCE OF THEIR COMMON STOCK AFTER THE EXCHANGE OFFER.

     IMS Health and Cognizant common stock price history may not provide investors with a meaningful basis for evaluating an investment in either company's common stock. IMS has been a publicly traded company only since July 1, 1998 and Cognizant has been a publicly traded company only since June 24, 1998. The prior performance of IMS Health and Cognizant common stock may not be indicative of the performance of their common stock after the exchange offer.

THE DISTRIBUTION OF SHARES OF COGNIZANT CLASS B COMMON STOCK IN THE EXCHANGE OFFER MAY ADVERSELY AFFECT THE MARKET PRICE OF SHARES OF COGNIZANT CLASS A COMMON STOCK.

     The exchange offer will substantially increase the number of publicly held shares of Cognizant common stock and the number of Cognizant stockholders. At September 30, 2002, Cognizant common stock held by IMS Health represented approximately 56% of the outstanding stock and approximately 93% of the combined voting power of Cognizant's common stock. The shares of Cognizant class B common stock to be distributed in the exchange offer will be immediately transferable by non-affiliates of Cognizant. Each share of Cognizant class B common stock will be automatically converted into one share of Cognizant class A common stock when it is first transferred after the exchange offer. If a significant number of persons who receive shares of Cognizant common stock in the exchange offer attempt to, or are perceived as likely to, sell their shares of Cognizant common stock after the exchange offer, the market price of shares of Cognizant class A common stock could be adversely affected or fluctuate significantly after the exchange offer.

MARKET PRICES FOR SHARES OF IMS HEALTH COMMON STOCK MAY DECLINE FOLLOWING THE COMPLETION OF THE EXCHANGE OFFER.

     Investors may purchase shares of IMS Health common stock in order to participate in the exchange offer, which may have the effect of artificially raising market prices for shares of IMS Health common stock during the pendency of the exchange offer. Following the completion of the exchange offer, the market prices for shares of IMS Health common stock may decline because any exchange offer-related demand for shares of IMS Health common stock will cease. Furthermore, persons who were unable to exchange their shares of IMS Health common stock for any reason, including proration, may seek to sell these shares in the market, which may also affect the market price for IMS Health common stock. Market prices for shares of IMS Health common stock may also decline following the completion of the exchange offer because shares of IMS Health common stock will no longer include an investment, or will include a significantly diminished investment, in the Cognizant business.

THE IRS MAY TREAT THE EXCHANGE OFFER AS TAXABLE TO EXCHANGING STOCKHOLDERS OR TO IMS HEALTH.

     We expect to receive a tax opinion from McDermott, Will & Emery to the effect that, for U.S. federal income tax purposes, the exchange offer should be tax-free to IMS Health stockholders, except with respect to any cash received in lieu of fractional shares of Cognizant class B common stock, and that it is more likely than not that the exchange offer will be tax-free to IMS Health. Section 355 of the Internal Revenue Code is highly technical and complex, and many aspects of the statute have not yet been addressed by judicial decisions, Treasury regulations, or other administrative guidance. In particular, there is uncertainty with respect to the tax treatment of the exchange offer to IMS Health under Section 355(e) of the Internal Revenue Code due to the absence of controlling legal authorities addressing certain factual aspects of the exchange offer, including the potential for automatic conversion of Cognizant class B common stock into Cognizant class A common stock. The opinion of McDermott, Will & Emery will be based on certain factual representations and assumptions. If these factual representations and assumptions are incorrect in any material respect, our ability to rely on the tax-free opinion would be jeopardized. No ruling from the Internal Revenue Service has been or will be sought with respect to any of the tax matters relating to the exchange offer and the opinion is not binding on the IRS. Accordingly, we cannot assure you that the IRS will agree with the conclusions expected to be set forth in the opinion, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all of those conclusions and that a court could sustain that contrary position. If we complete the exchange offer and the exchange offer is held to be taxable, we could be subject to tax as if the distribution were a taxable sale by us of our Cognizant shares at market value, resulting in a material amount of taxes for us because our tax basis in the Cognizant shares is not significant. Our stockholders who receive Cognizant shares could be subject to taxes that would vary with the individual circumstances of the stockholder and may be material for some stockholders. Neither IMS Health nor Cognizant will indemnify any individual stockholder for any taxes that may be incurred in connection with the exchange offer.

IMS HEALTH AND COGNIZANT MAY NOT HAVE ADEQUATE FUNDS TO PERFORM THEIR RESPECTIVE INDEMNITY OBLIGATIONS UNDER THE DISTRIBUTION AGREEMENT.

     In connection with the exchange offer, IMS Health and Cognizant plan to make tax-related representations to each other and plan to agree to tax-related covenants. IMS Health and Cognizant also plan to agree to indemnify each other for any liability resulting from a breach of these representations and covenants and liability resulting from the conduct of IMS Health's and Cognizant's businesses. The resulting liabilities could have a material adverse effect on each company.

SPECIAL VOTING RIGHTS ASSOCIATED WITH COGNIZANT CLASS B COMMON STOCK WILL NOT BE TRANSFERABLE.

     If you receive shares of Cognizant class B common stock in the exchange offer, you will have ten votes for each share you receive only until such share is converted into Cognizant class A common stock. You will not be able to transfer to another person the value of these special voting rights because each share of Cognizant class B common stock will be automatically converted when it is first transferred after the exchange offer into one share of Cognizant class A common stock with one vote.

THE SPECIAL VOTING RIGHTS ASSOCIATED WITH COGNIZANT CLASS B COMMON STOCK MAY CEASE AT ANY TIME.

     You may lose your special voting rights even if you do not transfer your class B common stock because each share of class B common stock will convert into one share of class A common stock with one vote per share on the fifth anniversary of completion of the exchange offer or, if earlier, the date on which the number of shares of Cognizant class B common stock represents less than 35% of the aggregate number of shares of Cognizant common stock then outstanding. The number of shares of class B common stock may fall below the 35% level as the result of transfers by other holders of class B common stock or an increase in the number of shares of Cognizant class A common stock outstanding.

                           RISKS RELATED TO COGNIZANT

A SUBSTANTIAL PORTION OF COGNIZANT'S ASSETS AND OPERATIONS ARE LOCATED IN INDIA AND COGNIZANT IS SUBJECT TO REGULATORY, ECONOMIC AND POLITICAL UNCERTAINTIES IN INDIA.

     Cognizant intends to continue to develop and expand its offshore facilities in India where, as of September 30, 2002, approximately 72% of its technical professionals were located. While

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wage costs are lower in India than in the United States and other developed countries for comparably skilled professionals, wages in India are increasing at a faster rate than in the United States, which could result in Cognizant incurring increased costs for technical professionals and reduced operating margins. In addition, there is intense competition in India for skilled technical professionals and Cognizant expects that competition to increase.

     India has also experienced civil unrest and terrorism and has been involved in conflicts with neighboring countries. In recent years there have been military confrontations between India and Pakistan that have occurred in the region of Kashmir and along the Indian-Pakistan border. The potential for hostilities between the two countries has been high in light of tensions related to recent terrorist incidents in India and the unsettled nature of the regional geopolitical environment including events in and related to Afghanistan. If India were to become engaged in armed hostilities, particularly if these hostilities were protracted or involved the threat of or use of weapons of mass destruction, Cognizant's operations would be materially adversely affected. In addition, U.S. companies may decline to contract with Cognizant for services in light of international terrorist incidents or armed hostilities even where India is not involved because of more generalized concerns about relying on a service provider utilizing international resources.

     In the past, the Indian economy has experienced many of the problems confronting the economies of developing countries including high inflation, erratic gross domestic product growth and shortages of foreign exchange. The Indian government has exercised and continues to exercise significant influence over many aspects of the Indian economy, and Indian government actions concerning the economy could have a material adverse effect on private sector entities, including Cognizant. In the past, the Indian government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in specified sectors of the economy, including the software development services industry. Programs that have benefited Cognizant include, among others, tax holidays, liberalized import and export duties and preferential rules on foreign investment and repatriation. Notwithstanding these benefits, India's central and state governments remain significantly involved in the Indian economy as regulators. The elimination of any of the benefits realized by Cognizant from its Indian operations could have a material adverse effect on Cognizant's business, results of operations and financial condition.

     Since 1991, successive governments in India have pursued policies of economic reform, including significantly relaxing restrictions on the private sector. The current Indian government, formed in October 1999, is a coalition of several parties, including some small regional parties. The withdrawal of one or more of these parties from the current coalition could result in political instability. Political instability or further changes in the government in India could delay the reform of the Indian economy and adversely affect economic conditions in India generally, which could impact Cognizant's financial results and prospects. The current Indian government has generally pursued policies and taken initiatives that support the continued economic reform policies that have been pursued by previous governments. Cognizant cannot assure you, however, that these policies and initiatives will continue in the future. The rate of economic reform could change, and specific laws and policies affecting technology companies, foreign investment, currency exchange and other matters affecting Cognizant's business could change as well. A significant change in India's economic reform and deregulation policies could adversely affect business and economic conditions in India generally and Cognizant's business in particular.

     No assurance can be given that Cognizant will not be adversely affected by changes in inflation, interest rates, taxation, social stability or other political, economic or diplomatic developments in or affecting India in the future.

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HOSTILITIES BETWEEN THE UNITED STATES AND IRAQ COULD ADVERSELY AFFECT
COGNIZANT'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND IMPAIR ITS ABILITY TO SERVICE ITS CUSTOMERS.

     Tensions between the United States and Iraq have recently escalated as the United States has threatened to take military action against Iraq. Hostilities involving the United States, or military or travel disruptions and restrictions affecting Cognizant's employees, could materially adversely affect Cognizant's operations and its ability to service its customers. Approximately 72% of Cognizant's technical professionals are located in India, and the vast majority of Cognizant's technical professionals in the United States and Europe are Indian nationals who are able to work in the United States only because they hold current visas. A military action by the United States against Iraq would likely further disrupt travel and the ability to obtain visas to enter into the United States. Travel restrictions could cause Cognizant to incur additional unexpected labor costs and expenses or could restrain Cognizant's ability to retain the skilled professionals it needs for its operations in the United States and Europe.

COGNIZANT'S INTERNATIONAL SALES AND OPERATIONS ARE SUBJECT TO MANY
UNCERTAINTIES.

     Revenues from customers outside North America represented 16%, 14% and 13% of Cognizant's revenues for 2000, 2001 and the nine months ended September 30, 2002, respectively. Cognizant anticipates that revenues from customers outside North America will continue to account for a material portion of its revenues in the foreseeable future and may increase as Cognizant expands its international presence, particularly in Europe. In addition, a substantial majority of Cognizant's employees and almost all of its IT development centers are located in India. As a result, Cognizant may be subject to risks associated with international operations, including risks associated with foreign currency exchange rate fluctuations and risks associated with the application and imposition of protective legislation and regulations relating to import or export or otherwise resulting from foreign policy or the variability of foreign economic conditions. To date, Cognizant has not engaged in any hedging transactions to mitigate its risks relating to exchange rate fluctuations. Additional risks associated with international operations include difficulties in enforcing intellectual property rights, the burdens of complying with a wide variety of foreign laws, potentially adverse tax consequences, tariffs, quotas and other barriers and potential difficulties in collecting accounts receivable. There can be no assurance that these and other factors will not have a material adverse effect on Cognizant's business, results of operations and financial condition.

COGNIZANT FACES INTENSE COMPETITION FROM OTHER IT SERVICE PROVIDERS.

     The intensely competitive IT professional services market includes a large number of participants and is subject to rapid change. This market includes participants from a variety of market segments, including:

     - systems integration firms;

     - contract programming companies;

     - application software companies;

     - Internet solutions providers;

     - the professional services groups of computer equipment companies; and

     - facilities management and outsourcing companies.

     The market also includes numerous smaller local competitors in the various geographic markets in which Cognizant operates. Cognizant's direct competitors who use the on-site/offshore business model include, among others, Infosys, Inc., Satyam Computer Services Limited, Tata Consultancy Services and WIPRO Ltd. In addition, many of Cognizant's competitors have significantly greater financial, technical and marketing resources and greater name

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recognition than does Cognizant. Some of these larger competitors, such as
Accenture Ltd., Electronic Data Systems Corporation and IBM Global Services, have announced their intentions to develop their offshore operations in order to lower their cost structure. Cognizant cannot assure you that it will be able to sustain its current levels of profitability or growth as competitive pressures, including competition for skilled IT development professionals and pricing pressure from competitors employing an on-site/offshore business model, increase.

COGNIZANT'S BUSINESS WILL SUFFER IF IT FAILS TO DEVELOP NEW SERVICES AND ENHANCE ITS EXISTING SERVICES IN ORDER TO KEEP PACE WITH THE RAPIDLY EVOLVING TECHNOLOGICAL ENVIRONMENT.

     The IT services market is characterized by rapid technological change, evolving industry standards, changing customer preferences and new product and service introductions. Cognizant's future success will depend on its ability to develop solutions that keep pace with changes in the IT services market. There can be no assurance that Cognizant will be successful in developing new services addressing evolving technologies on a timely or cost-effective basis or, if these services are developed, that Cognizant will be successful in the marketplace. In addition, there can be no assurance that products, services or technologies developed by others will not render Cognizant's services non-competitive or obsolete. Cognizant's failure to address these developments could have a material adverse effect on its business, results of operations and financial condition.

     Cognizant's ability to remain competitive will also depend on its ability to design and implement, in a timely and cost-effective manner, solutions for customers moving from the mainframe environment to client/server or other advanced architectures. Cognizant's failure to design and implement solutions in a timely and cost-effective manner could have a material adverse effect on Cognizant's business, results of operations and financial condition.

COMPETITION FOR HIGHLY SKILLED TECHNICAL PERSONNEL IS INTENSE AND THE SUCCESS OF COGNIZANT'S BUSINESS DEPENDS ON ITS ABILITY TO ATTRACT AND RETAIN HIGHLY SKILLED PROFESSIONALS.

     Cognizant's future success will depend to a significant extent on its ability to attract, train and retain highly skilled IT development professionals. In particular, Cognizant needs to attract, train and retain project managers, IT engineers and other senior technical personnel. Cognizant believes there is a shortage of, and significant competition for, IT development professionals in the United States and India with the advanced technological skills necessary to perform the services Cognizant offers. Cognizant has subcontracted, to a limited extent in the past, and may do so in the future, with other service providers in order to meet its obligations to its customers. Cognizant's ability to maintain and renew existing engagements and obtain new business will depend, in large part, on its ability to attract, train and retain technical personnel with the skills that keep pace with continuing changes in information technology, evolving industry standards and changing customer preferences. Further, Cognizant must train and manage its growing work force, requiring an increase in the level of responsibility for both existing and new management personnel. There can be no assurance that the management skills and systems currently in place will be adequate or that Cognizant will be able to train and assimilate new employees successfully. Cognizant's failure to attract, train and retain current or future employees could have a material adverse effect on its business, results of operations and financial condition.

COGNIZANT'S GROWTH MAY BE HINDERED BY IMMIGRATION RESTRICTIONS.

     Cognizant's future success will depend on its ability to attract and retain employees with technical and project management skills from developing countries, especially India. The vast majority of Cognizant's IT professionals in the United States and in Europe are Indian nationals. The ability of Indian nationals to work in the United States depends on their ability and the ability of Cognizant to obtain the necessary visas and work permits.

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     The H-1B visa classification enables U.S. employers to hire qualified foreign workers in positions which require an education at least equal to a U.S. Baccalaureate Degree in specialty occupations such as IT systems engineering and systems analysis. The H-1B visa usually permits an individual to work and live in the United States for a period of up to six years. There is a limit on the number of new H-1B petitions that the U.S. Immigration and Naturalization Service may approve in any federal fiscal year, and in years in which this limit is reached, Cognizant may be unable to obtain H-1B visas necessary to bring foreign employees to the United States. In the current federal fiscal year, the limit is 195,000. This cap is currently not expected to be reached. However, in the fiscal year beginning October 1, 2003, because of changes in U.S. immigration law, the number of H-1B visas available to employers will be reduced to 65,000. In addition, there are strict labor regulations associated with the H-1B visa classification. Higher users of the H-1B visa program are often subject to investigations by the Wage and Hour Division of the U.S. Department of Labor. A finding by the U.S. Department of Labor of willful or substantial failure by Cognizant to comply with existing regulations on the H-1B classification may result in a bar on future work-authorized nonimmigrant or immigrant petitions.

     Cognizant also regularly transfers employees of its subsidiaries in India to the United States to work on projects and at client sites, using the L-1 visa classification. The L-1 visa allows companies abroad to transfer certain managers, executives and employees with specialized company knowledge to related U.S. companies such as a parent, subsidiary, affiliate, joint venture or branch office. Cognizant has an approved "Blanket L Program," under which the corporate relationships of its transferring and receiving entities have been pre-approved by the INS, thus enabling individual L-1 applications to be presented directly to a U.S. consular post abroad rather than undergoing the pre-approval process in the United States. While there have been no major changes in the law or regulations governing the L-1 categories, both the U.S. consular posts that review initial L-1 applications and the INS office, which adjudicates extensions of L-1 status, have become more restrictive with respect to this category in the recent past. As a result, the rate of refusals of initial L-1 applications and of extension denials has increased. In addition, even where L-1 visas are ultimately granted and issued, security measures undertaken by U.S. consular posts around the world have caused major delays in visa issuances. Cognizant's inability to bring qualified technical personnel into the United States to staff on-site customer locations would have a material adverse effect on Cognizant's business, results of operations and financial condition.

     Cognizant also processes immigrant visas for lawful permanent residence for employees to fill positions for which there are no able, willing and qualified U.S. workers available to fill the positions. Compliance with existing U.S. immigration and labor laws, or changes in those laws making it more difficult to hire foreign nationals or limiting Cognizant's ability to successfully obtain permanent residence for its foreign employees in the United States, could require Cognizant to incur additional unexpected labor costs and expenses or could restrain Cognizant's ability to retain the skilled professionals it needs for its operations in the United States. Any of these restrictions or limitations on Cognizant's hiring practices could have a material adverse effect on Cognizant's business, results of operations and financial condition.

     In addition to immigration restrictions in the United States, there have recently been changes to work permit legislation in the United Kingdom, where Cognizant has experienced significant growth. Under the new regulations, in order for Cognizant to transfer its employees to the United Kingdom, either from the United States or from India, it must demonstrate that the employee had been employed by Cognizant for at least six months prior to the transfer. These restrictions restrain Cognizant's ability to retain the skilled professionals it needs for its operations in Europe, and could have an adverse affect on Cognizant's international strategy to expand its presence in Europe. As a result, the changes to work permit legislation in the United Kingdom could have a material adverse effect on Cognizant's business, results of operations and financial condition.

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     Immigration and work permit laws and regulations in the United States, the
United Kingdom and other countries is subject to legislative and administrative changes as well as changes in the application of standards and enforcement. Immigration and work permit laws and regulation can be significantly effected by political forces and levels of economic activity. Cognizant's international expansion strategy and its business, results of operations and financial condition may be materially adversely affected if changes in immigration and work permit laws and regulations or the administration or enforcement of such laws or regulations impairs Cognizant's ability to staff projects with IT professionals who are not citizens of the country where the work is to be performed.

COGNIZANT'S ABILITY TO OPERATE AND COMPETE EFFECTIVELY COULD BE IMPAIRED IF IT LOSES KEY PERSONNEL.

     Cognizant's future performance depends to a significant degree upon the continued service of the key members of its management team, as well as marketing, sales and technical personnel, and its ability to attract and retain new management and other personnel. Cognizant does not maintain key man life insurance on any of its executive officers or significant employees. Competition for personnel is intense, and there can be no assurance that Cognizant will be able to retain its key employees or that it will be successful in attracting and retaining new personnel in the future. The loss of any one or more of Cognizant's key personnel or the failure to attract and retain key personnel could have a material adverse effect on Cognizant's business, results of operations and financial condition.

     Cognizant has entered into non-competition agreements with its executive officers. There can be no assurance that the restrictions in these agreements prohibiting the executive officers from engaging in competitive activities are enforceable. Further, substantially all of Cognizant's professional non-executive staff are not covered by agreements that would prohibit them from working for Cognizant's competitors. If any of Cognizant's key professional personnel leaves Cognizant and joins a competitor of Cognizant, Cognizant's business could be adversely affected.

COGNIZANT'S EARNINGS MAY BE ADVERSELY AFFECTED IF IT CHANGES ITS INTENT NOT TO REPATRIATE EARNINGS IN INDIA.

     During the first quarter of 2002, Cognizant made a strategic decision to pursue an international strategy that includes expanded infrastructure investments in India and geographic expansion in Europe and Asia. As a component of this strategy, Cognizant intends to use 2002 and future Indian earnings to expand its operations outside the United States instead of repatriating those earnings to the United States. Accordingly, effective January 1, 2002, pursuant to Accounting Principles Bulletin 23, Cognizant will no longer accrue taxes on the repatriation of earnings recognized in 2002 and subsequent periods as these earnings are now considered to be indefinitely reinvested outside the United States. This change in intent resulted in an estimated effective tax rate for the nine months ended September 30, 2002 of approximately 23%, compared to an effective tax rate for fiscal 2001 of approximately 37%. However, Cognizant's cash requirements could change over time, which could effectively force it to change its intent on repatriating Indian earnings. If Cognizant's earnings are intended to be repatriated in the future, or are no longer reinvested outside the United States, Cognizant will have to accrue the applicable amount of taxes associated with those earnings and pay taxes at a substantially higher tax rate than the effective rate in 2002. These increased taxes could have a material adverse effect on Cognizant's business, results of operations and financial condition, as well as cash flows to fund such taxes. In addition, Cognizant may need to accelerate the payment of significant deferred taxes, which would have a significant impact on its cash position.

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COGNIZANT'S EARNINGS MAY BE ADVERSELY AFFECTED IF IT CHANGES ITS ACCOUNTING
POLICY WITH RESPECT TO EMPLOYEE STOCK OPTIONS.

     Stock options are an important component of compensation packages for most of Cognizant's mid- and senior-level employees. Cognizant currently does not deduct the expense of employee stock option grants from its income. Many companies, however, are considering a change to their accounting policies to record the value of stock options issued to employees as an expense and changes in the accounting treatment of stock options are currently under consideration by the International Accounting Standards Board and other accounting standards-setting bodies. If Cognizant were to change its accounting policy with respect to the treatment of employee stock option grants, its earnings could be materially adversely affected.

A SIGNIFICANT PORTION OF COGNIZANT'S PROJECTS IS ON A FIXED-PRICE BASIS, SUBJECTING COGNIZANT TO THE RISKS ASSOCIATED WITH COST OVER-RUNS AND OPERATING COST INFLATION.

     Cognizant contracts to provide services either on a time-and-materials basis or on a fixed-price basis, with fixed-price contracts accounting for approximately 24% and 26% of revenues for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively. Cognizant expects that an increasing number of its future projects will be contracted on a fixed-price basis. Cognizant bears the risk of cost over-runs and operating cost inflation in connection with projects covered by fixed-price contracts. Cognizant's failure to estimate accurately the resources and time required for a fixed-price project, or its failure to complete its contractual obligations within the time frame committed, could have a material adverse effect on Cognizant's business, results of operations and financial condition.

COGNIZANT'S BUSINESS MAY SUFFER IF IT IS UNABLE TO MANAGE ITS RAPID GROWTH.

     Since Cognizant began providing software development and maintenance services in early 1994, Cognizant's professional and support staff has increased from approximately 25 to over 5,200 at September 30, 2002. Cognizant's anticipated growth will continue to place significant demands on its management and other resources. In particular, Cognizant will have to continue to increase the number of its personnel, particularly skilled technical, marketing and management personnel, and continue to develop and improve its operational, financial, communications and other internal systems. Cognizant's inability to manage its anticipated growth effectively could have a material adverse effect on Cognizant's business, results of operations and financial condition.

     As part of its growth strategy, Cognizant is expanding its operations in Europe and Asia. Cognizant may not be able to compete effectively in these markets and the cost of entering these markets may be substantially greater than it expects. If it fails to compete effectively in the new markets it enters, or if the cost of entering those markets is substantially greater than it expects, Cognizant's business, results of operations and financial condition could be adversely affected. In addition, if Cognizant cannot compete effectively, it may be required to reconsider its strategy to invest in its international expansion plans and change its intent on the repatriation of its earnings.

COGNIZANT RELIES ON A FEW CUSTOMERS FOR A LARGE PORTION OF ITS REVENUES.

     Approximately 40%, 35% and 39% of Cognizant's revenues in years ended December 31, 2000 and 2001 and the nine months ended September 30, 2002, respectively, were generated from its top five customers, including IMS Health. Approximately 10%, 11% and 10% of Cognizant's revenues in years ended December 31, 2000 and 2001 and the nine months ended September 30, 2001 were generated from IMS Health and its subsidiaries. The volume of work performed for specific customers is likely to vary from year to year, and a major customer in one year may not use Cognizant's services in a subsequent year. The loss of one of Cognizant's

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large customers could have a material adverse effect on its business, results of operations and financial condition.

COGNIZANT GENERALLY DOES NOT HAVE LONG-TERM CONTRACTS WITH ITS CUSTOMERS.

     Consistent with industry practice, Cognizant generally does not enter into long-term contracts with its customers. As a result, Cognizant is substantially exposed to volatility in the market for its services, and may not be able to maintain its level of profitability. If Cognizant is unable to market its services on terms it finds acceptable, its financial condition and results of operations could suffer materially.

COGNIZANT'S OPERATING RESULTS EXPERIENCE SIGNIFICANT QUARTERLY FLUCTUATIONS.

     Cognizant historically has experienced significant quarterly fluctuations in its revenues and results of operations and expects these fluctuations to continue. Among the factors causing these variations have been:

     - the number, timing, scope and contractual terms of IT development and maintenance projects in which Cognizant is engaged;

     - delays incurred in the performance of those projects;

     - the accuracy of estimates of resources and time required to complete ongoing projects; and

     - general economic conditions.

     In addition, Cognizant's future revenues, operating results and margins may fluctuate as a result of:

     - changes in pricing in response to customer demand and competitive pressures;

     - the mix of on-site and offshore staffing;

     - the ratio of fixed-price contracts versus time-and-materials contracts;

     - employee wage levels and utilization rates;

     - the timing of collection of accounts receivable; and

     - the breakdown of revenues by distribution channel.

     A high percentage of Cognizant's operating expenses, particularly personnel and rent, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of Cognizant's projects or in employee wage levels and utilization rates may cause significant variations in operating results in any particular quarter, and could result in losses to Cognizant. Any significant shortfall of revenues in relation to Cognizant's expectations, any material reduction in utilization rates for Cognizant's professional staff or variance in the on-site, offshore staffing mix, an unanticipated termination of a major project, a customer's decision not to pursue a new project or proceed to succeeding stages of a current project or the completion during a quarter of several major customer projects could require Cognizant to pay underutilized employees and could therefore have a material adverse effect on Cognizant's business, results of operations and financial condition.

     As a result of these factors, it is possible that in some future periods Cognizant's revenues and operating results may be significantly below the expectations of public market analysts and investors. In such an event, the price of Cognizant's common stock would likely be materially and adversely affected.

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

COGNIZANT MAY NOT BE ABLE TO SUSTAIN ITS CURRENT LEVEL OF PROFITABILITY.

     Cognizant's gross margin of 49% and 47% for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively, may decline if it experiences declines in demand and pricing for its services. In addition, wages in India are increasing at a faster rate than in the United States, which could result in Cognizant incurring increased costs for technical professionals. Although Cognizant has been able to partially offset pricing pressures and wage increases through its low-cost operating structure, it cannot assure you that it will be able to continue to do so in the future.

LIABILITY CLAIMS COULD HAVE A MATERIAL ADVERSE EFFECT ON COGNIZANT'S BUSINESS.

     Many of Cognizant's engagements involve projects that are critical to the operations of its customers' businesses and provide benefits that are difficult to quantify. Any failure in a customer's computer system could result in a claim for substantial damages against Cognizant, regardless of Cognizant's responsibility for the failure. Although Cognizant attempts to limit by contract its liability for damages arising from negligent acts, errors, mistakes or omissions in rendering its IT development and maintenance services, there can be no assurance that any contractual limitations on liability will be enforceable in all instances or will otherwise protect Cognizant from liability for damages. Although Cognizant has general liability insurance coverage, including coverage for errors or omissions, there can be no assurance that coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against Cognizant that exceed available insurance coverage or changes in Cognizant's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on Cognizant's business, results of operations and financial condition.

COGNIZANT EXPECTS THAT THE COST OF INSURANCE WILL INCREASE, AND THE SCOPE OF ITS COVERAGE WILL DECREASE, FOLLOWING COMPLETION OF THE EXCHANGE OFFER.

     Historically, Cognizant has benefited from insurance coverage provided under policies obtained by IMS Health for itself and its subsidiaries. Following completion of the exchange offer, Cognizant will be required to obtain its own separate insurance policies for director and officer liability and general liability. Cognizant expects the costs associated with the new insurance policies will be substantially higher than the cost of the shared policy due to reduced leverage in negotiating terms and general increases in insurance premiums. In addition, Cognizant expects that the scope of its coverage will also be reduced under the new policies.

COGNIZANT MAY BE UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS.

     Cognizant's future success will depend in part on its ability to protect its intellectual property rights. Cognizant presently holds no patents or registered copyrights, and relies upon a combination of copyright and trade secret laws, non-disclosure and other contractual arrangements and various security measures to protect its intellectual property rights. India is a member of the Berne Convention, and has agreed to recognize protections on copyrights conferred under the laws of foreign countries, including the laws of the United States. Cognizant believes that laws, rules, regulations and treaties in effect in the United States and India are adequate to protect it from misappropriation or unauthorized use of its copyrights. However, there can be no assurance that these laws will not change and, in particular, that the laws of India will not change in ways that may prevent or restrict the transfer of software components, libraries and toolsets from India to the United States. There can be no assurance that the steps taken by Cognizant to protect its intellectual property rights will be adequate to deter misappropriation of any of its intellectual property, or that Cognizant will be able to detect unauthorized use and take appropriate steps to enforce its rights. Unauthorized use of Cognizant's intellectual property may result in development of technology, products or services which compete with Cognizant's products and unauthorized parties may infringe upon or misappropriate Cognizant's products, services or proprietary information.

     Although Cognizant believes that its intellectual property rights do not infringe on the intellectual property rights of any of its competitors or others, there can be no assurance that infringement claims will not be asserted against Cognizant in the future, that assertion of infringement claims will not result in litigation or that Cognizant would prevail in that litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms, if at all. Cognizant expects that the risk of infringement claims against Cognizant will increase if Cognizant's competitors are able to obtain patents for software products and processes. Any infringement claims, regardless of their outcome, could result in substantial cost to Cognizant and divert management's attention from Cognizant's operations. Any infringement claim or litigation against Cognizant could, therefore, have a material adverse effect on Cognizant's business, results of operations and financial condition.

COGNIZANT MAY BE UNABLE TO INTEGRATE ACQUIRED COMPANIES OR TECHNOLOGIES SUCCESSFULLY.

     Cognizant believes that opportunities exist in the fragmented IT services market to expand its business through selective strategic acquisitions and joint ventures. Cognizant believes that acquisition and joint venture candidates may enable it to expand its geographic presence, especially in the European market, enter new technology areas or expand its capacity. There can be no assurance that Cognizant will identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or joint venture or successfully integrate any acquired business or joint venture into its operations. Further, acquisitions and joint ventures involve a number of special risks, including diversion of management's attention, failure to retain key personnel, unanticipated events or circumstances and legal liabilities, some or all of which could have a material adverse effect on Cognizant's business, results of operations and financial condition. Cognizant may finance any future acquisitions with debt financing, the issuance of equity securities or a combination of the foregoing. There can be no assurance that Cognizant will be able to arrange adequate financing on acceptable terms. In addition, acquisitions financed with the issuance of Cognizant's equity securities could be dilutive.

PROVISIONS IN COGNIZANT'S CHARTER AND PROVISIONS UNDER DELAWARE LAW MAY DISCOURAGE UNSOLICITED TAKEOVER PROPOSALS.

     Cognizant's Amended and Restated Certificate of Incorporation and the Delaware General Corporate Laws, or DGCL, contain provisions that may have the effect of deterring unsolicited takeover proposals or delaying or preventing changes in control or management of Cognizant, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. Cognizant's board of directors has the authority, without further action by the stockholders, to fix the rights and preferences, and issue shares, of preferred stock. The DGCL also contains provisions preventing certain stockholders from engaging in business combinations with Cognizant, subject to certain exceptions. These provisions could also discourage bids for Cognizant's common stock at a premium as well as create a depressive effect on the market price of the shares of Cognizant common stock.

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